SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 28, 2006

CASH TECHNOLOGIES, INC.
(Exact name of Registrant as specified in charter)

Delaware	000-24569	95-4558331
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1434 West 11th Street Los Angeles, California	90015
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (213)745-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 28, 2006, the Company completed an investment in ClaimRemedi, Inc., (“Claim Remedi”) the licensor of certain healthcare software products marketed by a subsidiary of the Company.  Under the terms of the investment, the Company has issued 350 shares of its Series K Convertible Preferred Stock (the “Preferred Stock”) to ClaimRemedi in exchange for 19.5% of the outstanding shares of ClaimRemedi (the “ClaimRemedi Shares”).  The Preferred Stock is convertible into shares of the Company's common stock at any time at a conversion price of between $1.00 and $2.00 per share, determined at the time of conversion based on the market value of the Company’s common stock, which shall result in the issuance of between 1,750,000 and 3,500,000 shares of common stock, however any conversion prior to February 28, 2008 shall be at a conversion price of $2.00 per share. The Preferred Stock accrues dividends at a rate of 4% per annum, which dividends are payable in cash or stock at the Company's option.  In certain circumstances, ClaimRemedi has the right to buy back all of the ClaimRemedi Shares. If certain performance criteria applicable to the license agreement between ClaimRemedi and the Company’s subsidiary are not met, ClaimRemedi has the right to buy back up to 50% of the ClaimRemedi Shares beginning 24 months after closing and up to 100% of the ClaimRemedi Shares beginning 30 months after closing if the conditions have still not been met.   Any such repurchase of ClaimRemedi Shares by Claim Remedi may be made in cash or by the sale back to the Company of shares of the Preferred Stock at the issue price.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CASH TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Edmund King
Edmund King
Chief Financial Officer
Dated: February 28, 2006